UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): May 16, 2006


                          LEUCADIA NATIONAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


                                    NEW YORK
                 (State or Other Jurisdiction of Incorporation)

         1-5721                                            13-2615557
(Commission File Number)                       (IRS Employer Identification No.)


                 315 PARK AVENUE SOUTH, NEW YORK, NEW YORK 10010
               (Address of Principal Executive Offices) (Zip Code)


                                  212-460-1900
              (Registrant's Telephone Number, Including Area Code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.  Entry into a Material Definitive Agreement.

         (a) On May 16, 2006, the Compensation Committee of the Board of Directors of the Company, in conjunction with the Board of Directors (with Messrs. Cumming and Steinberg not voting), awarded performance bonuses for 2005 of $6,826,950 to each of Ian M. Cumming and Joseph S. Steinberg, Chairman of the Board and President, respectively, of the Company.

         Of this amount, $5,057,000 was awarded under the Company's 2003
Senior Executive Annual Incentive Bonus Plan, representing 1.0% of the Company's audited pre-tax income for the year ended December 31, 2005, the maximum amount awardable under the plan as in effect for fiscal year 2005. The $1,769,950 balance of the 2005 performance bonus for each of Messrs. Cumming and Steinberg was awarded in recognition of the significant federal tax savings recognized by the Company in 2005 attributable to tax attributes of the Company's former subsidiary, WilTel Communications Group, LLC and for which bonus compensation under the plan would not be paid. This additional bonus amount is equal to .35% of the Company's audited consolidated pre-tax income for the year ended December 31, 2005. Upon receipt of shareholder approval at the Company's 2006 annual meeting of shareholders, the Company's Senior Executive Annual Incentive Bonus Plan has been amended to increase the maximum annual incentive bonus that may be paid to each of Messrs. Cumming and Steinberg under the plan from 1% to 1.35% of audited pre-tax earnings of the Company and its consolidated subsidiaries for performance periods commencing on January 1, 2006 through 2014.

         The amount of the annual incentive bonus awarded under the plan to each participant in any given year is subject to reduction by the Compensation Committee, in its sole discretion. The Incentive Bonus Plan is designed so that the cash bonuses awarded under the plan will qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. However, the additional $1,769,950 bonus awarded to Messrs. Cumming and Steinberg was outside of the Incentive Bonus Plan and does not qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code.

         Following shareholder approval at the 2006 annual meeting of shareholders, previously announced warrants to purchase 1,000,000 common shares of the Company have been issued to each of Ian M. Cumming and Joseph S. Steinberg on May 16, 2006, at a per exercise price of $57.03 per share, representing 105% of the closing price of the Company's common shares as quoted on the New York Stock Exchange on March 6, 2006, the date on which the warrants were granted to Messrs. Cumming and Steinberg. The exercise price of the warrants will be adjusted to give effect to the two-for-one stock split announced by the Company on May 16, 2006, payable on June 14, 2006 to shareholders of record on May 30, 2006.

         Also on May 16, 2006, the Board of Directors, upon the recommendation of the Company's Audit Committee, approved an amendment to the Shareholders Agreement among the Company, Ian M. Cumming and Joseph S. Steinberg dated June


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
30, 2003 (the "Shareholders Agreement"). Under the Shareholders Agreement, the Company has agreed to repurchase up to 55% of the interest of each of Mr. Cumming and Mr. Steinberg in the common shares of the Company upon the death of Mr. Cumming and Mr. Steinberg, not to exceed $50 million. Pursuant to the amendment, in furtherance of the Company's goal of maintaining stability in the Company's common shares upon the death of each Messrs. Cumming and Steinberg, while providing their respective estates with liquidity, the Company will agree to use all available proceeds from life insurance held by the Company on the life of each of Messrs. Cumming and Steinberg, up to a maximum of $125 million, to fulfill this purchase obligation.

         (b) On May 16, 2006, the Board of Directors made certain changes to the fees paid to the Company's non-employee directors, effective July 1, 2006. As a result, the annual retainer will be $50,000 (pro rated for 2006), members of the Audit Committee will continue to receive $10,000 annually, the Chairman of the Audit Committee will receive an annual fee of $14,000 (pro rated for 2006) and meeting fees will be $750 ($850 if a committee chairman).















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
                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 22, 2006

                                       LEUCADIA NATIONAL CORPORATION

                                       /s/ Joseph A. Orlando
                                       -------------------------------------
                                       Name: Joseph A. Orlando
                                       Title: Vice President and Chief
                                              Financial Officer

























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